EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	July 17, 2018

Berkshire Hathaway Amends Share Repurchase Program

Omaha, NE (BRK.A and BRK.B) – The Board of Directors of Berkshire Hathaway Inc. has today authorized an amendment to Berkshire’s share repurchase program. The earlier share repurchase program provided that the price paid for repurchases would not exceed a 20% premium over the then-current book value of such shares. Under the amendment adopted by the Board of Directors, share repurchases can be made at any time that both Warren Buffett, Berkshire’s Chairman and CEO, and Charlie Munger, a Berkshire Vice Chairman, believe that the repurchase price is below Berkshire’s intrinsic value, conservatively determined.

The current policy whereby share repurchases will not be made if they would reduce the value of Berkshire’s consolidated cash, cash equivalents and U.S. Treasury Bills holdings below $20 billion will continue. Berkshire will not initiate any share repurchases under the amended program until it publicly releases its second quarter earnings, currently scheduled after the close of the markets on Friday, August 3, 2018.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as “expect,” “believe” or “plan,” by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements, including with respect to the duration of the repurchase program. We do not undertake to update our forward-looking statements.

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Contact

Marc D. Hamburg

402-346-1400